Exhibit 10.1

SUPPLEMENTAL EXECUTIVE RETIREMENT AGREEMENT

This Supplemental Executive Retirement Agreement (this “Agreement”) is made and entered into as of May 21, 2014, by and between Financial Institutions, Inc., a bank holding company chartered under the laws of the State of New York (the “Company”), and Richard J. Harrison (the “Executive”).

RECITALS

WHEREAS, the Executive is employed by the Company as its Executive Vice President and Chief Operating Officer; and

WHEREAS, the Company recognizes the contributions and service that the Executive has provided to the Company; and

WHEREAS, the Company desires to secure the continued service of the Executive as an employee of the Company through December 31, 2015 (the “Vesting Date”); and

WHEREAS, the Company believes that it is in the best interests of the Company and its shareholders to provide the Executive with a supplemental retirement benefit;

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereby agree as follows:

Section 1. Supplemental Retirement Benefit.

(a) Supplemental Retirement Benefit. Subject to terms and requirements of this Agreement, the Company hereby agrees to pay to the Executive a supplemental retirement benefit in the amount, at the times and in the form described herein (the “Supplemental Retirement Benefit”).

(b) Total Supplemental Retirement Benefit Amount. Except as otherwise provided by this Section 1(b), the amount of the Supplemental Retirement Benefit shall be based on the average annual Compensation of the Executive for the period of January 1, 2014 through the Vesting Date (the “Average Annual Compensation”). “Compensation” shall mean the base salary and the incentive under the Financial Institutions, Inc. Annual Incentive Plan (or any successor plan thereto), each as earned by the Executive for the specified period. The “Annual Supplemental Retirement Benefit Amount” shall be determined by multiplying the Average Annual Compensation by 40 percent, and then subtracting $79,700; provided, however, the Annual Supplemental Retirement Benefit Amount shall be no less than $67,200. The “Total Supplemental Retirement Benefit Amount” will be the Annual Supplemental Retirement Benefit Amount multiplied by ten; provided, however, in the event of the death or Disability of the Executive prior to the Vesting Date, the Total Supplemental Retirement Benefit Amount will be $672,000 for purposes of Section 2(a) and Section 2(b). Notwithstanding the foregoing, and for the avoidance of doubt, the provisions of this Section 1(b) shall not affect the application of Section 4(i).

(c) Time and Form of Payment. Except as otherwise provided by Section 2(a), payment of the Supplemental Retirement Benefit will be made in substantially equivalent biweekly installments for the ten-year period commencing on the date of the Company’s first regular payday following April 1, 2017 (the “Commencement Date”), in accordance with the Company’s regular payroll procedures in effect from time to time, but in no event less frequently than monthly. In the event that applicable employment taxes on the Total Supplemental Retirement Benefit Amount are required to be withheld prior to the Commencement Date, then payment of the Total Supplemental Retirement Benefit Amount less the amount of employment taxes withheld therefrom will be made in substantially equal installments pursuant to the terms of this Section.

(d) Requirements. Except as otherwise provided by Section 2(a) or Section 2(b), in order to be entitled to receive payment of the Supplemental Retirement Benefit, the Executive must:

(i) remain in the continued employment of the Company through the Vesting Date;

(ii) sign and not revoke a release and waiver of all claims against the Company, substantially in the form attached hereto as Exhibit A, but with any necessary changes required by law, no later than the Vesting Date, or if later, the end of the minimum period required by law for the Executive to execute and not revoke such release and waiver under the circumstances; and

(iii) comply with the covenants and restrictions set forth in Section 3(a) and Section 3(b), and those referenced in Section 3(c).

Except as otherwise provided by Section 2(a) or Section 2(b), if the Executive does not fulfill all of the requirements of this Section 1(d), the Executive will automatically forfeit his entitlement to the Total Supplemental Retirement Benefit Amount.

Section 2. Effect of Certain Events.

(a) Death. In the event of the death of the Executive at any time following the date of this Agreement, the Company will pay the amount of any unpaid portion of the Supplemental Retirement Benefit, in a lump sum, no later than the end of the year in which the Executive’s death occurred, or if later, the 15th day of the third month following the date of the Executive’s death. The Company shall make payment to the beneficiary or beneficiaries properly designated by the Executive on the form attached hereto as Exhibit B, or if the Executive has not made such a designation, or such beneficiary or all such beneficiaries have predeceased the Executive, then to the Executive’s surviving spouse, or if there is no surviving spouse at the time of the Executive’s death, to the Executive’s estate.

(b) Disability. In the event of the Disability of the Executive before the Vesting Date, the Executive will be entitled to receive the Supplemental Retirement Benefit pursuant to this Agreement, with payment made in accordance with and at the times provided by Section 1(c), and subject to Section 2(a). “Disability” means the Executive is unable to perform the material duties of his position by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months.

(c) Change of Control. In the event of a Change of Control before the Vesting Date, then if the Executive is entitled to receive benefits in connection with the Change of Control under the Executive Agreement by and between the Executive and the Company, dated May 22, 2013, and as amended from time to time (the “Executive Agreement”), then the Executive will forfeit the Total Supplemental Retirement Benefit Amount, or if the Executive is not entitled to receive benefits in connection with the Change of Control under the Executive Agreement, then subject to the terms of this Agreement, including the requirements set forth in Section 1(d), the Executive will be entitled to receive the Supplemental Retirement Benefit pursuant to this Agreement, with payment made at the times provided by Section 1(c), or earlier payment pursuant to Section 2(a), if applicable. “Change of Control” has the meaning given such term in the Executive Agreement.

Section 3. Restrictive Covenants.

(a) Non-competition.

(i) At all times prior to the date that the entire Total Supplemental Retirement Benefit Amount has been paid to the Executive, the Executive shall not engage, anywhere within New York State or in any area outside of New York State in which the Company or any of its subsidiaries, affiliates or joint ventures (collectively, the “Companies”) conducts business, whether directly or indirectly, or through any employee, agent, attorney or any other person or party acting on behalf of the Executive, as principal, owner, officer, director, agent, employee, consultant or partner, in the management of a bank holding company, commercial bank, savings bank, credit union or any other financial services provider that competes with the Companies or their products or programs (“Restricted Activities”), provided that the foregoing shall not restrict the Executive from engaging in any Restricted Activities which the Company directs the Executive to undertake or which the Company otherwise expressly authorizes. The foregoing shall not restrict the Executive from owning less than five percent of the outstanding capital stock of any company which engages in Restricted Activities, provided that the Executive is not otherwise involved with such company as an officer, director, agent, employee or consultant. The Executive agrees that this Section 3(a), the scope of the territory covered, the actions restricted thereby, and the duration of such covenant are reasonable and necessary to protect the legitimate business interests of the Companies.

(ii) The Company will not take action against the Executive in the event of the Executive’s breach of this Section 3(a) until the Company has provided the Executive with written notice of the Executive’s breach of this Section 3(a) and the facts and circumstances giving rise to such breach (a “Notice of Breach”), and allowed the Executive ten days to cure his breach and for the Executive to provide the Company with reasonable evidence of such cure (a “Notice of Cure”), but the Executive has failed to cure the breach and provide a Notice of Cure as required; provided, however, no Notice of Breach or opportunity to cure shall be required if (1) by its nature, the breach cannot reasonably be expected to be cured within a ten-day period; (2) the Company reasonably expects that a ten-day delay in taking action could cause the Company irreparable injury; (3) the Company has previously provided the Executive a

Notice of Breach with respect to similar facts and circumstances, which the Executive has repeated; or (4) any delay in action would violate applicable laws or regulations; and provided further, however, the Company may take action against the Executive for a breach of this Section 3(a) before the expiration of the ten-day cure period if the Company reasonably believes that the Executive is not or is no longer diligently pursuing a cure of the breach. Notwithstanding the foregoing, the Company shall have the right to delay any payment under this Agreement which is due to be made after the date of the Executive’s breach of this Section 3(a) and before the deadline for the Executive to provide a Notice of Cure, until the expiration of the applicable ten-day cure period. The Company shall send any Notice of Breach to the Executive at the most recent address of the Executive that the Company has on file; the Executive shall send any Notice of Cure to the person and at the address specified in the related Notice of Breach, or if none, to the attention of the Chief Executive Officer of the Company at the address of the Company’s principal office. A Notice of Breach and a Notice of Cure may be delivered by hand or sent by means of overnight courier service, facsimile or electronic transmission; notice given by overnight courier shall be deemed given as of the day following the day on which sent, and notice given by hand delivery, facsimile or electronic transmission shall be deemed given on the day on which sent.

(b) Non-solicitation. At all times prior to the five-year anniversary of the Commencement Date, the Executive shall not, directly or indirectly, without the written consent of the Company (i) recruit or solicit for employment any employee, representative or agent of the Companies or encourage any such employee, representative or agent to leave his or her employment or discontinue his or her relationship with the Companies, or (ii) solicit, induce or influence any customer, supplier, lessor or any other person or entity which has a business relationship with the Companies to discontinue or reduce the extent of such relationship with the Companies.

(c) Confidentiality. For the avoidance of doubt, the covenants regarding confidentiality set forth in the Executive Agreement shall continue indefinitely in accordance with the terms thereof, and nothing in this Agreement shall excuse the Executive from the continuation of his obligations pursuant to such covenants, or his liability in the event of his breach of such covenants.

Section 4. Miscellaneous.

(a) Withholding. The Company shall withhold from any and all payments made under this Agreement all applicable federal, state, local or other taxes.

(b) Executive Acknowledgement. The Executive acknowledges that he has had the opportunity to discuss this Agreement with and obtain advice from his private attorney, has had sufficient time to and has carefully read and fully understands all of the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.

(c) Entire Agreement; Amendment. Except for the Executive Agreement, this Agreement will supersede any and all existing oral or written agreements, representations, or warranties between the Executive and the Company relating to the subject matter hereof. No provision of this Agreement may be amended or modified unless such amendment or modification is agreed to in writing and signed by the Executive and by the Chairman of the Company’s Management Development and Compensation Committee.

(d) Governing Law. The validity, construction, interpretation, administration and effect of this Agreement shall be governed by the substantive laws, but not the choice of law rules, of the State of New York.

(e) Construction. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver thereof or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. If any term or provision of this Agreement is declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, such term or provision shall immediately become null and void, leaving the remainder of this Agreement in full force and effect. Section headings are used herein for convenience of reference only and shall not affect the meaning of any provision of this Agreement. Whenever the context so requires, the use of the singular shall be deemed to include the plural and vice versa. This Agreement may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, and such counterparts will together constitute but one agreement.

(f) Section 409A. This Agreement and the payments hereunder are intended to comply with Section 409A, and this Agreement shall be administered and interpreted consistent with such intent. The Company makes no representation to the Executive regarding the taxation of the compensation under this Agreement, including, but not limited to, the tax effects of Section 409A, and the Executive shall be solely responsible for the taxes imposed upon him with respect to his compensation under this Agreement.

(g) Unfunded Arrangement. This Agreement shall be unfunded. The Company shall not be required to establish any special or separate fund or to segregate any assets to assure the performance of its obligations under this Agreement.

(h) Regulatory Prohibition. Notwithstanding any other provision of this Agreement to the contrary, any payments made to the Executive pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with Section 18(k) of the Federal Deposit Insurance Act (12 U.S.C. 1828(k)) and 12 C.F.R. Part 359.

(i) Clawback. Notwithstanding any other provision of this Agreement to the contrary, in order to comply with Section 10D of the Securities Exchange Act of 1934, as amended, and any regulations promulgated, or national securities exchange listing conditions adopted, with respect thereto (collectively, the “Clawback Requirements”), if the Company is required to prepare an accounting restatement due to the material noncompliance of the Company with any financial reporting requirements under the securities laws, then the Executive will forfeit if not yet paid, any part of the Total Supplemental Retirement Benefit Amount that is considered to be “incentive-based compensation” (as defined under the Clawback Requirements) received during the three-year period preceding the date on which the Company is required to prepare the accounting restatement, based on the erroneous data, in excess of what would have been paid to the Executive under the accounting restatement as determined by the Company in accordance with the Clawback Requirements and any policy adopted by the Company pursuant to the Clawback Requirements, and if the accounting restatement covers any part of the period before the Vesting Date, then the minimum Supplemental Retirement Benefit amounts set forth in Section 1(b) will not apply, and the Supplemental Retirement Benefit amounts will be determined pursuant to the formulae set forth in Section 1(b), taking into consideration any change to the amount of Compensation resulting from the accounting restatement.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

FINANCIAL INSTITUTIONS, INC.

By:	/s/ Martin K. Birmingham	/s/ Richard J. Harrison
	Martin K. Birmingham,	Richard J. Harrison
Chief Executive Officer

EXHIBIT A

RELEASE OF ALL CLAIMS

This Release of All Claims (this “Release”) is made and entered into as of                     , by Richard J. Harrison (the “Executive”), for the benefit of Financial Institutions, Inc., a bank holding company chartered under the laws of the State of New York (the “Company”).

RECITALS

WHEREAS, the parties have mutually agreed upon the terms and conditions of that certain Supplemental Executive Retirement Agreement, by and between the Company and the Executive, dated                  (the “Agreement”), the entirety of which is hereby incorporated by reference herein;

NOW, THEREFORE, in exchange for the supplemental retirement benefits to be provided to the Executive by the Company under the Agreement, the Executive hereby waives and releases the Company from any and all claims that the Executive may have as follows:

1. The Executive agrees that he is releasing and waiving his right to bring any legal claim of any nature against the Company, and that he is releasing and waiving any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring at any time prior to or at the Executive’s termination of employment. This Release is intended to be interpreted in the broadest possible manner to include all actual or potential legal claims that the Executive may have against the Company, except as expressly provided otherwise in Paragraph 6 below.

2. Specifically, the Executive agrees to fully and forever give up all of his legal rights and claims against the Company, including future legal rights and claims, whether or not presently known to him, that are based on events occurring before he signs this Release. The Executive agrees that the legal rights and claims he is hereby waiving include, but are not limited to, all rights and claims under, as amended, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act (the “ADEA”), the Older Workers Benefit Protection Act of 1990 (“OWBPA”), the Rehabilitation Act of 1973, the Americans with Disabilities Act, the Genetic Information Nondiscrimination Act of 2008 (“GINA”), the Equal Pay Act of 1963, the Sarbanes-Oxley Act of 2002, the New York Human Rights Law, and any similar federal, state, or local statute, regulation, order, or common law. The Executive specifically agrees that he is releasing claims of discrimination based upon age, race, color, sex, sexual orientation or preference, marital status, religion, national origin, citizenship, veteran status, disability, genetic predisposition or carrier status, and other legally protected categories.

3. Further, the Executive specifically acknowledges that he is knowingly and voluntarily waiving and releasing any rights that he may have under the ADEA, and the consideration given for this Release, as provided in the Agreement, is in addition to anything of value to which the Executive is already entitled. The Executive also acknowledges that he has been advised of the following with respect to the waiver of such ADEA claims: (a) this Release does not apply to any rights or claims that may arise after the date that the Executive signs this

Release; (b) the Executive has been advised that he should consult with an attorney prior to signing this Release (although he may voluntarily not do so); (c) the Executive has 21 days from the date that he receives this Release in connection with his termination from employment to consider this Release (although he may voluntarily sign it earlier); (d) the Executive has seven days following the date he signs this Release to revoke this Release by providing written notice of revocation to the Company as provided in Paragraph 11 below; and (e) this Release will not be effective until the date upon which the revocation period has expired, which will be the eighth day after the date that this Release is signed by the Executive, as provided by Paragraph 11 below.

4. The Executive also agrees that the legal rights and claims he is giving up include his rights under, as amended, the Family and Medical Leave Act of 1993, the Employee Retirement Income Security Act of 1974 (“ERISA”), the federal Worker Adjustment and Retraining Notification Act of 1989 (“WARN”), the New York Worker Adjustment and Retraining Notification Act (“NY WARN”), the New York Labor Law (except unemployment insurance and minimum wage claims), the New York Business Corporation Law, and any similar federal, state, or local statute, regulation, or order. The Executive agrees that the legal rights and claims that he is giving up include all common law rights and claims, such as a breach of express or implied contract, tort (whether negligent or intentional), wrongful discharge, constructive discharge, infliction of emotional distress, defamation, promissory estoppel, and any claim for fraud, omission, or misrepresentation. The Executive also agrees that he is giving up and forever releasing any right that he may have to attorneys’ fees for any of the rights and claims described in this Release.

5. The Executive agrees that this Release applies not only to the Company, but also to the Company’s predecessors, successors and their past, current and future parents, subsidiaries, affiliates, related entities, joint ventures, and all of their members, shareholders, officers, directors, agents, attorneys, executives, partners, employees, insurers, and assigns.

6. The claims that the Executive is giving up and releasing do not include (a) his vested rights, if any, under any qualified retirement plan or other benefit plans in which he may participate, or (b) his COBRA, unemployment insurance and workers’ compensation rights, if any. Nothing in this Release shall be construed to constitute a waiver of: (1) any claims that the Executive may have against the Company that arise from events that occur after the date that he signs this Release; (2) the Executive’s right to file an administrative charge with any governmental agency alleging employment discrimination or challenging the validity of this Release; (3) the Executive’s right to participate in any administrative or court investigation, hearing or proceeding; (4) any non-waivable claims that the Executive may have under the Dodd-Frank Wall Street Reform and Consumer Protection Act; or (5) any other right that the Executive cannot waive as a matter of law. The Executive agrees, however, to waive and release any right to receive any individual remedy or to recover any individual monetary or non-monetary damages as a result of any administrative charge, complaint, or lawsuit filed by the Executive or on his behalf. In addition, this Release does not affect the Executive’s rights as expressly created by the Agreement and does not limit his ability to enforce the Agreement.

7. The Executive represents and warrants that, as of the date that he signs this Release, he has not filed any charge, complaint, or action against the Company in any forum. The Executive further acknowledges that this Release may be used as a complete defense in the future if he brings a lawsuit based on any claim that he has released.

8. The Executive acknowledges that he enters into this Release voluntarily and of his own free will, and that he has enough information to decide whether to sign it. The Executive further understands that if, for any reason, he believes that this Release is not entirely voluntary, or if he believes that he does not have enough information, then he should not sign this Release.

9. The Executive represents and warrants that he has been advised to consult with an attorney of his choice before signing this Release, and that he has been given sufficient time to do so.

10. The Executive acknowledges that he has 21 calendar days from the date that he receives this Release in connection with his termination from employment to execute this Release by signing and dating it in the space designated below, and returning it to the Company at the address of its principal office at such time or such other address designated by the Company for such purpose. The Executive understands that if he signs this Release prior to the expiration of the 21-day calendar period for review, he acknowledges and agrees that he is doing so willingly.

11. The Executive acknowledges that even after he accepts and executes this Release, he will have seven calendar days to revoke his acceptance. To revoke this Release, the Executive understands that he must send written notice to the Company at the following address:                 . The Executive also understands that if he does not revoke his acceptance, then the 8th day after the date that he signs this Release will be the effective date of this Release and he may not thereafter revoke it.

12. If any provision of this Release, including the waiver of claims under any particular statute, should be deemed unenforceable, the remaining provisions shall, to the extent possible, be carried into effect, taking into account the general purpose and spirit of this Release. Also, if a court finds that this Release (or any portion of it) is illegal, void or unenforceable, the Executive agrees, promptly upon request of the Company, to execute a second release that is legal and enforceable, without further consideration, payments or compensation.

13. This Release shall be governed and construed in accordance with the laws of the State of New York.

*        *        *         *        *

BY SIGNING THIS RELEASE, THE EXECUTIVE ACKNOWLEDGES THAT HE WAS PROVIDED WITH 21 DAYS TO CONSIDER THIS RELEASE AND HAD THE OPPORTUNITY TO REVIEW THIS RELEASE CAREFULLY WITH AN ATTORNEY OF HIS CHOICE. THE EXECUTIVE HAS READ THIS RELEASE, UNDERSTANDS ITS TERMS, AND VOLUNTARILY AGREES TO THEM.

Dated:
Richard J. Harrison

State of                     )

County of                     ) ss:

On this                  day of                 , 20        , before me personally came Richard J. Harrison, to me known and known to me to be the individual described herein and who executed the foregoing instrument, and the above-named person acknowledged to me that said person executed the same.

Notary Public

EXHIBIT B

SUPPLEMENTAL EXECUTIVE RETIREMENT AGREEMENT

BENEFICIARY DESIGNATION

In accordance with the terms of the Supplemental Executive Retirement Agreement by and between Financial Institutions, Inc., and me (the “Agreement”), I, hereby designate the following as the beneficiary of any and all benefits payable under the Agreement by reason of my death. Subject to the provisions of the Agreement, this Beneficiary Designation shall remain in effect unless specifically revoked by me in writing.

Primary Beneficiaries

If one or more primary beneficiaries, as designated, predecease me, the remaining primary beneficiaries living at my death shall share solely or equally, as applicable, in the benefits under the Agreement which would otherwise have been payable to such deceased primary beneficiaries. If there are no primary beneficiaries living at my death, please see secondary beneficiary election below.

Full Name of Primary Beneficiary	Relationship to Me	Percentage Share

Secondary Beneficiaries (to take effect if no primary beneficiary survives me)

If one or more secondary beneficiaries, as designated, predecease me, the remaining secondary beneficiaries living at my death shall share solely or equally, as applicable, in the benefits payable under the Agreement which would otherwise have been payable to such deceased secondary beneficiaries.

Full Name of Secondary Beneficiary	Relationship to Me	Percentage Share

I hereby revoke all prior Beneficiary Designations, if any, made by me with respect to my benefits under the Agreement. I hereby confirm the information and beneficiary designations indicated above, and I understand that it is recommended that I consult with my personal financial, tax and legal advisors before completing this form.

Date:
Richard J. Harrison